                                                                                                      EXHIBIT 12

                                       BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                           Ratio of Earnings to Fixed Charges


                                                                                                   Nine Months
                                                       Year Ended December 31                   Ended September 30
                                           1989      1990       1991       1992       1993        1993      1994
                                                          (dollar amounts expressed in thousands)

Interest costs                          $ 109,791  $ 142,980  $ 201,006  $ 191,026  $ 172,170  $ 130,552  $ 131,748
Interest capitalized during
  the period                               15,981     35,533      6,498      3,972      2,036      1,873      1,489
Interest factor related to
  noncapitalized leases(1)                  3,387      3,803      5,019      7,150      7,485      4,935      6,572
                                        _________  _________  _________  _________  _________  _________  _________
  Total fixed charges                   $ 129,159  $ 182,316  $ 212,523  $ 202,148  $ 181,691  $ 137,360  $ 139,809


Income (loss) before income taxes       $ 436,870  $ 121,400  $(128,140) $(252,510) $(125,590) $ (85,600) $(105,160)
Undistributed (earnings) losses of
  less than 50% owned persons, net
  of distributions received                   (68)     2,966     (1,865)    (2,119)      (922)    (1,639)    (2,435)
Total fixed charges                       129,159    182,316    212,523    202,148    181,691    137,360    139,809
Less: Interest capitalized                (15,981)   (35,533)    (6,498)    (3,972)    (2,036)    (1,873)    (1,489)
      Guarantee of interest on
        ESOP debt                         (12,236)   (24,869)   (24,283)   (23,380)   (22,208)   (16,665)   (15,557)
                                        _________  _________  _________  _________  _________  _________  _________

Total earnings (losses) before
  fixed charges                         $ 537,744  $ 246,280  $  51,737  $ (79,833) $  30,935  $  31,583  $  15,168


  Ratio of earnings to fixed
    charges(2)                               4.16       1.35       -          -          -          -          -


(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Earnings before fixed charges were inadequate to cover total fixed charges by $160,786,000, $281,981,000, and
    $150,756,000 for the years ended December 31, 1991, 1992, and 1993 and $105,777,000 and $124,641,000 for the
    nine-month periods ended September 30, 1993 and 1994.

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